Exhibit 10.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEBRASKA

In re:		)	Case No. 10-82436
)
PROFESSIONAL VETERINARY PRODUCTS,		)	Chapter 11
LTD, A NEBRASKA CORPORATION,		)
)
)
	Debtor,	)
)

In re:		)	Case No. 10-82437
)
EXACT LOGISTICS, LLC,		)	CHAPTER 11
)
	Debtor,	)
)

In re:		)	Case No. 10-82438
)
PROCONN, LLC,		)	CHAPTER 11
)
	Debtor,	)
)

STIPULATION FOR SECURED BORROWING AND ADEQUATE PROTECTION
     Professional Veterinary Products, Ltd., Exact Logistics, LLC, and ProConn, LLC (each a “Debtor”, collectively, the “Debtors”) and Wells Fargo Bank, National Association, a national banking association, acting through its Wells Fargo Business Credit operating division, in its capacity as lender under the Credit Agreement described below (the “Lender”), hereby stipulate and agree, subject to approval of this Stipulation by the Bankruptcy Court as hereinafter set forth, as follows:
     1. Nature and Amount of Lender’s Claim. Subject to the limitations described in paragraph 19 below, the Debtors hereby stipulate and agree that:
     a) Lender is the holder of claims as of August 19,2010 (the “Pre-Petition Indebtedness”) against the Debtors in the approximate sum of $8,454,032 consisting of borrowings in the approximate principal amount of $8,368,596 and approximate accrued interest of $85,436, and other obligations as set forth in the Credit Agreement (defined below) and related documents, plus all costs and expenses of administration, collection and enforcement incurred by Lender prior to commencement of the Debtors’ bankruptcy cases (collectively, the “Case”). To the extent permitted under § 506(b) of the United States Bankruptcy Code (the “Code”), Lender is also entitled to interest accrued after commencement of the Case and the reasonable fees, costs and charges referred to in § 506(b).
     b) The Pre-Petition Indebtedness is evidenced by the Debtors’ Revolving Note dated as of January 29, 2010, payable to the order of Lender in the original principal amount of $40,000,000, by the Credit and Security Agreement dated January 29, 2010 and as amended by that certain First Amendment and Waiver to Credit and Security Agreement dated March 15, 2010, as amended by a First Forbearance and Modification Agreement dated June 30, 2010 (collectively, as amended to date, the “Credit Agreement”) and by the other Loan Documents (as defined in the Credit Agreement).
     c) Payment of the Pre-Petition Indebtedness is absolutely and unconditionally due and payable, without defense, offset or counterclaim, and the Debtors waive and release any right to object to the allowance of, and any defense with respect to, the Pre-Petition Indebtedness. Provided however, that notwithstanding anything else contained herein, the Debtors reserve the right to challenge the Lender’s claim to payment of the following fees under the Credit Agreement under the circumstances in this case:
(i) unused line fee set forth in Section 2.7(b) of the Credit Agreement

(ii) collateral exam fees set forth in Section 2.7(d) of the Credit Agreement
(iii) letter of credit fees set forth in Section 2.7(f) of the Credit Agreement
(iv) letter of credit administration fees set forth in Section 2.7(g) of the Credit Agreement
(v) termination and line reduction fees set forth in Section 2.7(h) of the Credit Agreement
(vi) discretionary fees set forth in Section 2.7(l) of the Credit Agreement
     The foregoing reservation hereinafter referred to as the “Fee Challenge Reservation”. To the extent any fees claimed by Lender are contested by the Debtors or any other entity at the time the uncontested portion of the Indebtedness is paid in full, an amount equal to the challenged fees shall be held in escrow by Lender pending resolution of Lender’s entitlement to the challenged fees.
     d) The Pre-Petition Indebtedness is secured by a security interest and lien in all Collateral (as defined in the Credit Agreement) including, without limitation, all accounts, chattel paper and electronic chattel paper, deposit accounts, documents, equipment, general intangibles, goods, instruments, investment property, intellectual property rights, inventory intellectual property rights, inventory, letter-of-credit rights, letters of credit, and any items in any restricted, lockbox or collateral account; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing; (v) all collateral subject to the lien of any security document in favor of Lender; (vi) any money, or other assets of any Debtor that may come into possession, custody or control of Lender; (vii) proceeds of any and all of the foregoing; (viii) books and records of each Debtor, including all mail or electronic mail addressed to each Debtor; (ix) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which each Debtor now has or hereafter acquires any rights; (x) certain real estate of the Debtors; and (xi) all proceeds and products of such collateral security acquired by the estates created by the Debtors’ Case (collectively, the “Estate”) after the commencement of the Case (such collateral security, proceeds and products are herein called the “Pre-Petition Collateral”).
2. Use of Collateral; Adequate Protection.
     a) The Debtors stipulate and agree that, other than as permitted herein, prior to the DIP Availability Amount Termination Date (as defined below), they: (i) will not, without the prior written consent of Lender, engage in, or seek authority for, (A) any use of cash collateral of Lender, or (B) any sale or lease of Pre-Petition Collateral other than the sale of inventory in the ordinary course of business; (ii) will not seek to prime any security interest or lien of Lender in any of the Pre-Petition Collateral; (iii) will keep insured and properly care for all tangible Pre-Petition Collateral as provided in the Credit Agreement, the other Loan Documents and the documents related thereto; (iv) will segregate and account for all cash collateral of the Lender; and (v) will pay to the Lender on the first day of each month all interest and fees accruing on the Pre-Petition Indebtedness and the Post-Petition Indebtedness (as defined below) for the prior month.
     b) The Lender agrees that following the Petition Date until the approval of this Stipulation, Debtors may use cash collateral consistently with the terms of this Stipulation. Any cash collateral of Lender used by the Debtors since the commencement of the Debtors’ Case, but before the DIP Facility Effective Date, shall be treated as Post-Petition Indebtedness under paragraph 4 hereof.
     c) Upon the occurrence of the DIP Availability Amount Termination Date, the Post-Petition Indebtedness shall become immediately due and payable, and the Debtors and Lender shall have, with respect to the use and disposition of property of the Estate, the rights and duties imposed by the Code and any order of the Bankruptcy Court, provided that such occurrence shall not affect any rights or liens in the property of the Estate granted to Lender during the period this Stipulation is in effect nor the agreement of Debtors in Paragraph 10 hereof.
     3. Segregation and Payment of Lender’s Cash Proceeds of Pre-Petition Collateral. The Debtors shall pay over to the Lender all cash proceeds of Pre-Petition Collateral now held by Debtors for application to the Pre-Petition Indebtedness and the Post- Petition Indebtedness as provided in the Credit Agreement (as defined below). All restricted account agreements, lockbox agreements and collateral account agreements in favor of Lender shall remain in full force and effect and the Debtors shall continue to notify all account debtors to direct payments to the restricted accounts, lockbox accounts and collateral accounts governed thereby. On a daily basis, unless otherwise agreed by Lender in writing, the Debtors shall account to Lender for any sums received directly by the Debtors, and shall pay over to Lender, for application on the Pre-Petition Indebtedness and the Post- Petition Indebtedness as provided in the Credit Agreement, all cash proceeds of the Pre-Petition Collateral received by the Debtors during that day. All cash proceeds of the Pre-Petition Collateral, all collections and proceeds of any kind, and all other cash and cash equivalents which are or come into the possession of the Debtors shall be deposited in the aforementioned restricted accounts, lockbox accounts and collateral accounts in accordance with the Loan Documents. After allowing one or more days for collection of receipts, Lender is authorized to and shall apply deposited amounts to the reduction of the Pre-Petition Indebtedness and the Post-Petition Indebtedness as provided in the Credit Agreement. Any application of funds by Lender to the reduction of the Pre-Petition Indebtedness or the Post-Petition Indebtedness prior to the termination of this Stipulation shall be final. Neither such application nor the validity of the pre-petition security interests and liens of Lender, in the Pre-Petition Collateral as security for the Pre-Petition Indebtedness shall be subject to challenge by the Debtors, and nothing shall impair the validity of such application or such security interest or lien. The Debtors hereby waive any right to require Lender to marshal assets or proceed against or exhaust any security held from any particular Debtor or any other person or entity.
     4. Terms of DIP Facility to the Debtors. Lender will make revolving advances to the Debtors under a debtor-in-possession revolving credit facility (the “DIP Facility”) under the Credit Agreement from the DIP Facility Effective Date (as defined below) to the DIP Availability Amount Termination Date, on the following terms and conditions:
     a) The revolving advances made under the DIP Facility shall be the Revolving Advances (as defined in the Credit Agreement) made from and after the DIP Facility Effective Date under the Credit Agreement, and such Revolving Advances shall be governed by the terms and conditions of the Credit Agreement, and shall be subject to the rights and priorities set forth by the Bankruptcy Court in approving this Stipulation. The “DIP Availability Amount Termination Date” shall mean the earliest of (i) September 30, 2010, (ii) if the Debtors have failed to achieve one or more Sale Milestones (as defined below), the date on which such Sale Milestone was to have occurred; (iii) the occurrence of an Event of Default (as defined below), or (iv) the sale of the Debtors’ assets has closed and any Court order providing for the sale of assets has become final and the proceeds of the Collateral are sufficient to pay the Indebtedness in full. The “Post-Petition Indebtedness” shall be all Obligations (as such term is defined in the Credit Agreement) arising subsequent to the Petition Date, including post-petition interest. The “DIP Facility Effective Date” shall be the date upon which the Bankruptcy Court enters an interim order approving this Stipulation and the DIP Facility.
     b) From and after the DIP Facility Effective Date, the outstanding Revolving Advances (including both Pre-Petition Indebtedness and Post-Petition Indebtedness) shall bear interest at an annual rate which shall at all times be equal to the Floating Rate (as defined in the Credit Agreement.
     c) On the DIP Facility Effective Date, the Debtors shall pay to Lender a fully earned, non-refundable DIP Facility fee of $75,000.
     d) Lender shall have no obligation to issue Letters of Credit (as defined in the Credit Agreement) under the Credit Agreement from and after the DIP Facility Effective Date.
     e) All Revolving Advances from and after the DIP Facility Effective Date under the Credit Agreement, with interest thereon, together with all fees associated therewith as set forth in the Credit Agreement subject only to the Fee Challenge Reservation, and all collection costs and enforcement expenses related thereto, and any other Post-Petition Indebtedness shall be: (1) allowable under § 503(b)(1) of the Code as an administrative expense with priority pursuant to the provisions of § 364(c)(1) of the Code over all other administrative expenses of the kind specified in § 503(b) or § 507(b)

of the Code and all other expenses and claims, subject only to the Carve-Out (as defined below); and (2) secured by (and Lender is hereby granted) a first priority security interest in and lien on all present and future property of the Estate, including both real and personal property, whether now held or hereafter acquired by the Estate, and including specifically and without limitation (A) all of the Estate’s now owned or hereafter acquired accounts, chattel paper and electronic chattel paper, deposit accounts, documents, equipment, general intangibles, goods, instruments, investment property, intellectual property rights, inventory intellectual property rights, inventory, letter-of-credit rights, letters of credit, and any items in any restricted, lockbox or collateral accounts; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any of the foregoing; (v) all collateral subject to the lien of any security document in favor of Lender; (vi) any money, or other assets of any Debtor received by any Debtor or that may or hereafter come into possession, custody or control of Lender; (vii) all proceeds of any and all of the foregoing; (viii) books and records of each Debtor, including all mail or electronic mail addressed to each Debtor; (ix) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which each Debtor now has or hereafter acquires any rights; and (x) all proceeds and products of such collateral security acquired by the estates created by the Debtors’ Case, (B) the Pre- Petition Collateral, (C) all real estate of the Estate, and (D) all proceeds, products, rents, issues and profits of all of the foregoing (all herein referred to as the “Lender’s Collateral”), which lien and security interest shall have priority over all other liens, claims and expenses, including administrative expenses, in the Debtors’ Case, except as otherwise set forth in Paragraph 18 below and except all other non-avoidable pre-petition contractual security interests in assets of the Debtors which are Permitted Liens, as defined in the Credit Agreement, and which were duly perfected on the date of commencement of the Debtors’ Case. The liens and security interests granted above to secure payment of the Post-Petition Indebtedness shall be valid and enforceable regardless of whether the Bankruptcy Court determines that some or all of the security interests and liens held by Lender in the Pre-Petition Collateral are unenforceable for any reason.
     f) The Debtors’ obligation to repay the Revolving Advances made from and after the DIP Facility Effective Date under the Credit Agreement, with interest thereon, together with all fees associated therewith as set forth in the Credit Agreement subject only to the Fee Challenge Reservation, and all collection costs and enforcement expenses related thereto, and any other Post-Petition Indebtedness shall be evidenced by this Stipulation, the Order(s) approving this Stipulation, the Credit Agreement, the Loan Documents and by Lender’s books and records. All such Post-Petition Indebtedness shall be due and payable on the DIP Availability Amount Termination Date, with prepayments as provided in the Credit Agreement. The liens securing such Post-Petition Indebtedness shall be evidenced by this Stipulation and the Credit Agreement.
     g) From and after the DIP Facility Effective Date, the Debtors shall not request, and Lender shall not be obligated to make or issue (or renew), any Revolving Advance under the Credit Agreement, unless, after giving effect to such Revolving

Advance, the aggregate amount of the outstanding Revolving Advances (including outstanding Revolving Advances which are Pre-Petition Indebtedness and the outstanding Revolving Advances which are Post-Petition Indebtedness) under Credit Agreement, would be equal to or less than the amount of the “Borrowing Base” as defined below.
     h) The term “Borrowing Base” means at any time the lesser of:
     i. The Maximum Line Amount; or
     ii. Subject to change from time to time in the Lender’s sole discretion, the sum of:
1.	The product of the Accounts Advance Rate times Eligible Accounts; plus

2.	The lesser of (A) the product of the Inventory Advance Rate times Eligible Inventory, (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory or (C) $7,000,000; less

3.	The Liquidity Reserve; less

4.	The Borrowing Base Reserve; less

5.	A reserve for the Carve-Out (as defined below) in an amount equal to the Carve-Out; less

6.	Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, and an amount that the Lender in its reasonable discretion finds on the date of determination to be equal to the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender; less
     Capitalized terms not otherwise defined in this Stipulation shall have the meanings given them in the Credit Agreement.

     i) “DIP Availability Amount” means the amount, if any, by which the Borrowing Base exceeds the outstanding principal balance of the Revolving Note, including Revolving Advances made both pre- and post-Petition.
     j) From and after the DIP Facility Effective Date, requests for Revolving Advances by the Debtors, and the Debtors’ use of funds, shall be consistent with the Budget, which is attached hereto as Exhibit A. The Budget shall be updated on the first Business Day of each week as of the closing of the previous week for each rolling 10-week period. The Budget may be amended from time to time by delivery of a revised and updated Budget by the Debtors to Lender, which shall be effective and become the Budget referred to herein only upon written approval of such amended Budget by Lender in its sole and absolute discretion. The Debtors shall not permit disbursements for inventory purchases for any week to vary by greater than 10% from the amount of the line item for such expenses set forth in the Budget then in effect for such week, and shall not permit disbursements for all expenses for any week to vary by greater than 10% from the amount of such expenses set forth in the Budget then in effect for such week. The Debtors shall not permit Net Cash Flow (Total Cash Receipts less Total Disbursements) for the cumulative period beginning August 23, 2010 to be less than the amount set forth in the approved Budget for such cumulative period by more than 10%. Disbursements by the Debtors shall be made in accordance with the terms of the Credit Agreement.
     k) Lender shall make Revolving Advances under the DIP Facility only after Lender and its legal counsel are satisfied that: (i) there are no prior liens or security interests in the Lender’s Collateral except Lender’s liens and security interests in the Pre-Petition Collateral and other valid pre-petition Permitted Liens; (ii) there is appropriate and adequate insurance coverage for Lender’s Collateral as provided in the Credit Agreement, the other Loan Documents, and documents related thereto; (iii) the conditions and conditions precedent for such Revolving Advances set forth herein and in the Credit Agreement, have been met; (iv) no Event of Default under Paragraph 6 hereof has occurred; and (v) the Bankruptcy Court has approved this Stipulation and the Debtors’ execution and delivery of this Stipulation, and this Stipulation has been duly executed and delivered by the Debtors.
     l) The Debtors will immediately deposit in the restricted accounts, lockbox accounts and collateral accounts, in the form received, all cash proceeds of any property of the Estate. All restricted account agreements, lockbox agreements and collateral account agreements in favor of Lender shall remain in full force and effect and the Debtors shall continue to notify all account debtors to direct payments or wire transfers to such restricted accounts, collateral accounts and lockbox accounts. After allowing one or more days for the collection of receipts, Lender is authorized to apply the amounts deposited in such restricted accounts, collateral accounts and lockbox accounts to the Pre-Petition Indebtedness and to the Post-Petition Indebtedness in accordance with the Credit Agreement and this Stipulation. Standard money transfer and/or wire fees are applicable. Any application of sums by Lender to the reduction of the Pre-Petition Indebtedness or Post-Petition Indebtedness after the date of this Stipulation shall be final. Neither such application nor the lien and the security interest herein granted to Lender shall be subject to challenge subject only to the Fee Challenge Reservation, and nothing shall impair the validity of such application and of such lien and security interest.

     m) All of the net cash proceeds from sales or other dispositions of any of the Collateral and all collections in respect of, or other receipt of, payments or proceeds in respect of any of the Collateral shall be applied in such order of application as Lender shall determine, in its sole discretion; provided however, that proceeds or payments from collections or receipts in respect of accounts receivable, proceeds or payments from sales or other dispositions of inventory shall be applied to that portion of the Pre-Petition Indebtedness consisting of Revolving Advances until paid in full and thereafter shall be applied to Post-Petition Indebtedness consisting of Revolving Advances until paid in full.
     n) Lender is authorized to make the Revolving Advances under the DIP Facility upon the telephonic or other oral or written request by such persons as shall be agreed by the Debtors and Lender, and to disburse proceeds of such Revolving Advances as instructed by such persons.
     o) Each of the Debtors reaffirms and agrees to comply with and abide by all applicable provisions of the Credit Agreement, and the other Loan Documents, including without limitation (i) the obligation of the Debtors to pay all other fees and other amounts payable to Lender as provided in the Credit Agreement subject only to the Fee Challenge Reservation and under the other Loan Documents, including any and all fees under Section 2.7 of the Credit Agreement, and (ii) the procedures with respect to requesting Revolving Advances, and the repayment of same. Lender shall have all of the rights conferred by the Credit Agreement, both with respect to the Pre-Petition Collateral and with respect to the liens and security interests securing the Post-Petition Indebtedness, including the right to conduct appraisals, the right to conduct periodic audits of the

Debtors’ business during reasonable business hours, and all other rights provided under the Credit Agreement.
     p) The proceeds of the Revolving Advances under the DIP Facility and all other funds shall be used by the Debtors for ongoing working capital and for other general corporate purposes of the Debtors during the Case only in accordance with the Budget. No proceeds of the Revolving Advances under the DIP Facility or any other funds shall be used to pay any fees or expenses incurred at any time in connection with any action which seeks to invalidate, challenge, dispute, avoid, subordinate or otherwise impair the claims Lender under the Loan Documents or in connection with the DIP Facility, or any liens or priorities created under either the Loan Documents or the DIP Facility, or which seeks to recover on any claims against or transfers made to Lender.
     q) The Loan Documents related to cash management will remain in effect, with such changes to cash management services, procedures and requirements as Lender shall require, and the Debtors will continue to perform all obligations thereunder until the DIP Availability Amount Termination Date, from and after which date all obligations of Lender to honor checks, wires and other items will be prefunded by the Debtors.
     5. Asset Sale Process Milestones. The Debtors shall cause a notice of sale and motion or other pleadings pursuant to Section 363 of the Bankruptcy Code (collectively, the “Sale Motion”), in a form and substance reasonably acceptable to Lender (including without limitation, any and all provisions providing for bid or sale procedures) to be filed with the Bankruptcy Court such, that the Sale Motion relating to the Debtors’ assets shall be filed with the Bankruptcy Court so that (a) any and all bids shall be received on or before September 7, 2010, and any auctions or sale hearings pursuant to such Sale Motion shall be held and concluded on or before September 15, 2010; and (b) any and all transactions and Court orders providing for such sale shall close or otherwise become final and effective on or before September 23, 2010 (each, a “Sale Milestone”, and collectively, the “Sale Milestones”).
     6. Events of Default. “Event of Default,” wherever used herein, means any one of the following events, unless waived in writing by Lender:
     a) an Event of Default (as defined in the Credit Agreement), not otherwise in existence as of the DIP Facility Effective Date, shall occur under the Credit Agreement. Notwithstanding the foregoing, an Event of Default that may occur under the Credit Agreement, solely by reason of the Debtors’ filing of bankruptcy petitions in the Case shall not be an Event of Default under the Credit Agreement; or
     b) any of Lender’s Collateral is converted by the Debtors, lost or stolen in any material amount, or not accounted for by the Debtors; or
     c) the Debtors fail to pay any cash proceeds of Collateral to Lender as herein provided or otherwise fail to make any payment required hereunder; or
     d) the Interim or Final Order entered by the Bankruptcy Court approving the terms of this Stipulation, or any subsection or portion thereof, shall be vacated, reversed, or modified; or
     e) the Debtors fail to allow Lender or its consultants or agents to conduct audits or appraisals or do other due diligence or work with respect to Lender’s Collateral or the Debtors’ businesses during regular business hours; or
     f) the Debtors fail to timely deliver to Lender the reports required under Paragraph 7 hereof; or

     g) the Debtors shall at any time discontinue or shall be ordered to discontinue the conduct of their business; or
     h) the automatic stay is terminated with respect to any other party permitting that party to proceed against all or any part of the Collateral, which the Lender determines in its sole discretion to have an adverse impact on the Debtors’ businesses or the Estate or the Lender; or
     i) the Debtors’ Case shall be dismissed or converted to a Chapter 7 case ; or
     j) appointment of a trustee or examiner with expanded powers under 11 U.S.C. § 1104; or
     k) Alliance Management shall resign or be terminated by the Debtors, or shall no longer have all of the authority and responsibilities set forth in certain Professional Services Agreements dated April 7, 2010 and August 17, 2010 between Debtors and Alliance Management, including with respect to serving as the Borrower’s exclusive asset sale advisor and preparation and management of the Budget and control over all borrowing requests and all disbursements of the Debtors; or
     l) the Debtors breach or fail to perform any of their obligations under this Stipulation; or
     m) any party in the Case shall challenge the extent, validity or priority of the DIP Facility, whether by filing an appeal challenging the Order(s) approving the DIP Facility or otherwise, or shall challenge the extent, validity or priority of the Lender’s prepetition or post-petition liens and security interests.
     n) the Debtors fail to timely achieve one or more Sale Milestones.

     7. Lender’s Remedies. In addition to Lender’s right to refuse to make Revolving Advances and Lender’s exercise of other rights and remedies as set forth in the Credit Agreement, and the other Loan Documents: (a) upon the occurrence of an Event of Default, all Post-Petition Indebtedness of the Debtors to Lender shall, at Lender’s option, become immediately due and payable, without notice or demand, and Lender may immediately, without notice, demand or any period of grace, temporarily suspend or permanently cease making Revolving Advances pursuant to paragraph 4 hereof; and (b) upon the occurrence of an Event of Default, Lender may file an affidavit with the Bankruptcy Court certifying the occurrence of the Event of Default. Lender shall, contemporaneously with the filing of such an affidavit with the Bankruptcy Court, serve a copy of the affidavit on the Debtors, and their counsel, via facsimile. If the Debtors fail to file a response with the Bankruptcy Court, which response must be limited to whether or not an Event of Default has occurred, within forty-eight (48) hours of the filing of such affidavit, the Bankruptcy Court may enter an order granting Lender relief from the automatic stay and permitting Lender to enforce its rights and remedies under the Credit Agreement, under the other Loan Documents and/or under applicable law. In the event the Debtors timely file a response, Lender shall be entitled to an expedited hearing on their motion from relief from the stay, such hearing to occur within two (2) business days of the filing of such response.
     8. Reporting. The Debtors will make available to Lender all information required by the Credit Agreement, and the other Loan Documents, or as otherwise required by Lender, including without limitation, the following items: (a) on Tuesday of each week, a cash flow statement for the immediately preceding week, stating, in reasonable detail and in comparative form, the forecast cash flow of the Debtors for such week and the Debtors’ actual cash flow through the preceding Friday with week end cash balances; (b) on the first business day of each week, (i) a certificate setting forth the amount of outstanding Revolving Advances (including Revolving Advances which are Pre-Petition Indebtedness and Revolving Advances which are Post-Petition Indebtedness) and the Borrowing Base referred to in Paragraph 4, in each case as of the end of the previous week; and (ii) reports on the aging of accounts receivable and accounts payable; (c) immediately upon the sale, refinancing or other disposition of any item of Collateral (other than inventory in the ordinary course of business), a certificate setting forth the amount of the net proceeds received from such sale, refinancing or other disposition.
     9. Retention of Counsel and Consultants; Costs and Expenses. Lender may retain such counsel and consultants (including financial consultants and investment bankers) as such Lender may determine from time to time in its sole discretion. The Debtors agree to pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the Obligations, the Credit Agreement, the other Loan Documents and all other documents contemplated hereby or thereby, the Case, and all matters related to any of the foregoing, including, without limitation, all reasonable fees and disbursements of legal counsel of Lender, all reasonable fees and disbursements of consultants to Lender (including financial consultants and investment bankers), all appraisal fees, all title costs or fees, filing fees, mortgage registry tax, recording and other out-of-pocket expenses incurred by Lender.
     10. Allowance for Improvements made by the Estate. In consideration of the Debtors’ use of Pre-Petition Collateral and the Lender’s Collateral in accordance with this Stipulation and in view of the effect of such use, no allowance shall be made to the Estate for any insurance, preservation, repair or improvement with respect to any of the Pre-Petition Collateral or Lender’s Collateral under Sections 506(c) or 552 of the Code or otherwise, except as otherwise agreed in writing by Lender.
     11. Release. Each Debtor hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns (including without limitation Alliance and McGrath North Mullin & Kratz, PC LLO) thereof, together with all of the present and former directors, officers, agents, attorneys, consultants and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Debtors and/or any Debtor has had, now has or has made claim to have against any such person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of the execution of this Stipulation, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     12. Reservation of Rights. Except as otherwise expressly set forth herein, Lender reserves and retains all rights they may have as to the Pre-Petition Indebtedness and the Pre-Petition Collateral and all rights against any and all other collateral security held by Lender.
     13. Modification of Prior Documents. Except as expressly modified, changed or amended by this Stipulation, all provisions of the Credit Agreement and the other Loan Documents, and other documents in favor of Lender, remain in full force and effect.
     14. Complete Agreement. This Stipulation, the Credit Agreement and the other Loan Documents set forth the complete agreement of the parties. They may not be modified, waived or changed, except by a writing signed by the party to be bound thereto.

     15. Binding Effect. This Stipulation is binding upon the parties and their respective successors and assigns, including but not limited to any successor entity or entities under any plan of reorganization of the Debtors. Any trustee in this Chapter 11 case or any converted Chapter 7 case shall be bound by this Stipulation.
     16. Effect of Termination. Any termination of Lender’s obligation to make Revolving Advances under the DIP Facility shall not affect any rights or the validity, priority or effect of liens in the property of the Estate granted to Lender during the period this Stipulation is in effect or the Debtors’ agreement in Paragraph 7 and 10 hereof.
     17. Stipulation Subject to Entry of Court Order. This Stipulation is subject to, and shall be effective only upon, entry of an order of the Bankruptcy Court authorizing the Debtors to enter into and perform this Stipulation, for which order the Debtors hereby apply to the Bankruptcy Court.
     18. Carve-Out for United States Trustee Fees and Professional Fees. There shall be a “carve-out” from Lender’s Collateral for unpaid administrative expenses not to exceed [$250,000] for allowed fees and expenses of the U.S. Trustee’s office, Debtors’ counsel and any professionals employed by an official creditors’ committee appointed by the U.S. Trustee’s office except to the extent such expenses are incurred in prosecuting claims (provided, however, the cost of investigation of such claims may be paid) against Lender or in seeking to invalidate, challenge, dispute, avoid, subordinate, hinder, delay or otherwise attempt to prevent the enforcement by Lender of its claims or liens or realization upon the Collateral.
     19. Review Period. The acknowledgements and admissions of the Debtors in paragraph 1 of this Stipulation shall be binding on all parties in interest, including, without limitation, the Debtors and any statutory committees appointed in the Case, unless a party in interest (including any statutory committee appointed in the Case) has properly filed an adversary proceeding or commenced a contested matter (subject to the limitations set forth in Paragraphs 4(O) and 18) on behalf of the Estate no later than the date that is thirty (30) days after the date hereof challenging the amount, validity, enforceability, perfection or priority of the Pre-Petition Indebtedness or the liens of Lender on the Pre-Petition Collateral in respect thereof, or otherwise asserting any claims or causes of action against Lender relating to the Pre-Petition Indebtedness, and the Bankruptcy Court subsequently enters a judgment in favor of the plaintiff in any such timely and properly filed adversary proceeding or contested matter. If no such adversary proceeding or contested matter is properly commenced as of such date, the Pre-Petition Indebtedness shall constitute an allowed secured claim, not subject to subordination and otherwise unavoidable. Subject only to the rights set forth in this paragraph, for all purposes of the Case and any subsequent Chapter 7 cases, the liens of Lender on the Pre-Petition Collateral shall be deemed legal, valid, binding, perfected, not subject to defense, counterclaim, offset of any kind or subordination, and otherwise unavoidable, and the Pre-Petition Indebtedness and the liens of Lender on the Pre-Petition Collateral shall not be subject to any other or further challenge by any party in interest seeking to exercise the rights of the Estate, including without limitation, any successor thereto. If any such adversary proceeding or contested matter is properly commenced as of such date, the admissions contained in paragraph 1 of this Stipulation shall nonetheless remain binding on all parties in interest except to the extent that such findings were expressly challenged in such adversary proceeding or contested matter.
Dated: August 20, 2010

By:	/s/ Robert J. Bothe
Robert J. Bothe
James J. Niemeier McGrath North Mullin & Kratz, PC LLO

First National Tower, Suite 3700 1601 Dodge Street Omaha, Nebraska 68102 Phone (402) 341-3070 Fax (402) 341-0216
Attorneys for the Debtor and Debtor in Possession

By:	/s/ Cassandra L. Writz
Laurence M. Frazen
Cassandra L. Writz Bryan Cave LLP One Kansas City Place 1200 Main Street, Suite 3500 Kansas City, Missouri Phone (816) 374-3200 Fax (816) 374-3300

Attorneys for Wells Fargo Bank, National Association

22